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                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
               For the Three Months Ended March 31, 1997 and 1996
                 (Amounts in thousands, except per share data)
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                                                Three Months Ended
                                                     March 31,
                                                -------------------
                                                 1997        1996
                                                -------     -------
Primary - reported:

Weighted average number of common shares
  outstanding during the period                  23,665      23,424
                                                -------     -------

Net income for the period                       $19,400     $15,433
                                                -------     -------

Net income per share - assuming no dilution     $  0.82     $  0.66
                                                =======     =======

Primary:

Weighted average number of common shares
  outstanding during the period                  23,665      23,424
Weighted average number of common equivalent
  shares to reflect the dilutive effect of
  common stock equivalent securities:
    Warrants                                        123         117
    Stock options                                   346         324
    Common stock units related to Deferred
      Equity Compensation Plan for Directors         10           -
                                                -------     -------

Total common and common equivalent shares        24,144      23,865
                                                -------     -------

Net income per share                            $  0.80     $  0.65
                                                =======     =======

Percentage of dilution compared to reported
  net income per share                              2.4%        1.5%

Fully diluted:

Weighted average number of common shares
  outstanding during the period                  23,665      23,424
Weighted average number of common equivalent
  shares to reflect the dilutive effect of
  common stock equivalent securities:
    Warrants                                        123         117
    Stock options                                   356         324
    Common stock units related to Deferred
      Equity Compensation Plan for Directors         10           -
                                                -------     -------
Total common and common equivalent shares
  adjusted to calculate fully diluted
  earnings per share                             24,154      23,865
                                                -------     -------

Net income per share -
  assuming full dilution                        $  0.80     $  0.65
                                                =======     =======

Percentage of dilution compared to
  reported net income per share                     2.4%        1.5%
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